SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: September 10, 2003

Date of earliest event reported: September 10, 2003

MAINE & MARITIMES CORPORATION
(Exact name of registrant as specified in its charter)

Maine
(State or other jurisdiction of
incorporation or organization)

333-103749
(Commission File No.)

30-0155348
(I.R.S. Employer Identification No.)

209 State Street, Presque Isle, Maine 04769
(Address of principal executive offices) (Zip Code)

Registrant's telephone number: 207-760-2499

Maine & Maritimes Corporation

Item 5. Other Events.

Maine Public Service Implements Long-Term Interest Management Initiative

Maine Public Service Company has announced its successful implementation of a long-term interest rate stabilization program designed to protect consumers and investors from exposure to its variable debt portfolio. Prior to implementation of the interest rate protection program, all of Maine Public Service Company's long-term debt had a variable interest rate. As a result of its recent rate case with the Maine Public Utilities Commission, authority was granted to allow the implementation of an interest rate "lock" program, funded through the Company's authorized rate increase.

According to Kurt Tornquist, Senior Vice President and Chief Financial Officer for Maine Public Service Company, "While our consumers and shareholders have enjoyed the benefits of low variable interest rates during the last several years, we believe prudent financial planning and today's forty-year historically low rates support our decision to fix our long-term interest rates. When viewed over a twenty-year planning horizon, we believe taking advantage of today's favorable fixed rates provides significant long-term consumer and shareholder protection against potential variable interest rate exposure."

The interest rate management plan transacted with Fleet National Bank consists of interest rate swaps for each of the Company's long-term debt instruments with maturities extending until the year 2025. The average fixed interest rate, including amortization of issuance and credit enhancement costs is 6.59%. Costs for the interest rate swaps are covered by a portion of the rate increase approved on September 3, 2003, by the Maine Public Utilities Commission.

Maine Public Service Company is a wholly owned subsidiary of Maine & Maritimes Corporation, traded on the American Stock Exchange (AMEX) under the ticker symbol "MAM." Headquartered in Presque Isle, Maine and serving most of northern Maine, Maine Public Service Company is a regulated electric transmission and distribution utility.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MAINE & MARITIMES CORPORATION

Date: September 10, 2003

By: /s/ J. Nicholas Bayne

J. Nicholas Bayne

President and CEO